Exhibit 99.1

NEWS RELEASE

Media Contacts:
Audrey Young
202.408.3932 (o)
202.256.4521 (c)
ayoung@sonnenschein.com

YOUNG BROADCASTING INC.

RECEIVES NASDAQ DELISTING NOTICE

NEW YORK, January 27, 2009 — Young Broadcasting Inc. (NASDAQ: YBTVA) announced today that it received a notification from the NASDAQ Hearings Panel that the Company’s common stock will be delisted from The NASDAQ Stock Market since the Company failed to meet certain of the NASDAQ requirements for continued listing. Trading will be suspended effective at the open of business on Tuesday, January 27, 2009.

The Company does not intend to appeal the NASDAQ Hearing Panel’s determination. The Company is currently working with a market maker to complete the application to have its common stock quoted on the OTC Bulletin Board, a regulated quotation service for over-the-counter securities. However, the Company can provide no assurance that any market makers will commit to make a market in the Company’s shares.

About Young Broadcasting

Young Broadcasting owns ten television stations and the national television representation firm, Adam Young Inc. Five stations are affiliated with the ABC Television Network (WKRN-TV – Nashville, TN, WTEN-TV – Albany, NY, WRIC-TV – Richmond, VA, WATE-TV – Knoxville, TN, and WBAY-TV – Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV – Lansing, MI, KLFY-TV – Lafayette, LA and KELO-TV – Sioux Falls, SD), one is affiliated with the NBC Television Network (KWQC-TV – Davenport, IA) and one is affiliated with MyNetwork (KRON-TV – San Francisco, CA). In addition, KELO-TV-Sioux Falls, SD is also the MyNetwork affiliate in that market through the use of its digital channel capacity.

Forward-Looking Statement

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.

Such risks and uncertainties include, among other things, our ability to reach any agreement with respect to any restructuring; our ability to meet our liquidity needs; as the Company’s common stock is no longer traded on the NASDAQ Stock Market, broker-dealers may find it difficult to effectuate customer transactions in the Company’s common stock and trading activity and liquidity may be significantly limited; the impact of changes in national and regional economies, pricing fluctuations in local and national advertising; and volatility in programming costs and geopolitical factors. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to update or revise the forward-looking statements contained in this press release, except as otherwise required by applicable federal securities laws.

For more information, visit www.youngbroadcasting.com.

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